Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-151329) on Form F-3D and registration statements (No. 333-142195 and 333-137051) on Form F-3 of Seaspan Corporation of our reports (1) dated March 4, 2010, except for note 15(c), which is as of March 5, 2010, with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and (2) dated March 4, 2010, with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Seaspan Corporation.

/s/ KPMG LLP

Vancouver, Canada

March 18, 2010